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Exhibit 4.7

WARRANT

To Purchase Shares of Common Stock,
$.001 par value, of

PROMETHEUS LABORATORIES INC.

April 30, 2001

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND
MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM

WARRANT

To Purchase Shares of Common Stock, $.001 par value, of

PROMETHEUS LABORATORIES INC.

No. RW-	April 30, 2001

        THIS IS TO CERTIFY that, for value received,                        , or registered assigns, is entitled upon the due exercise hereof at any time during the Exercise Period to purchase                         shares of Common Stock of Prometheus Laboratories Inc., a California corporation (the "Company"), at an Exercise Price of $.01 per share (such Exercise Price and the number of shares of Common Stock purchasable hereunder being subject to adjustment as provided herein), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions hereinafter set forth.

        This Warrant is one of the Company's Warrants to Purchase Shares of Common Stock (herein, together with any warrants issued in exchange therefor or replacement thereof, all as amended, modified or supplemented from time to time, called the "Warrants") initially exercisable in the aggregate for 4,466,224 (subject to adjustment) shares of Common Stock of the Company and issued pursuant to those certain Securities Purchase Agreements, dated the Closing Date, by and among the Company and the institutional investors named therein (as amended, modified and supplemented from time to time, the "Securities Purchase Agreements"). Reference is hereby made to the Securities Purchase Agreements and the other Transaction Documents for a description of, among other things, certain terms relating to the Warrants and the Warrant Shares and certain rights of the holders thereof, including the right to require the repurchase of the Warrants and the Warrant Shares under certain circumstances. Holders of Warrants and/or Warrant Shares are entitled to the applicable benefits of the Securities Purchase Agreements and the other Transaction Documents and may enforce the applicable agreements contained therein, all in accordance with and subject to the terms thereof, notwithstanding any payment or prepayment or redemption or acquisition of any of the other Securities issued pursuant to the Securities Purchase Agreements.

1.    Definitions.

        1.1.    Definitions of Terms.    Terms used herein without definition which are defined in the Securities Purchase Agreements have the meanings ascribed to them therein, unless the context clearly requires otherwise, including, without limitation the following terms: "Notes", "Officer's Certificate", "Person", "Preferred Stock", "Qualified IPO", "Required Holders", "Securities", "Securities Act", "Subsidiary" and "Transaction Documents". In addition, the terms defined in this section 1, whenever used and capitalized in this Warrant, shall, unless the context otherwise requires, have the following respective meanings:

        "Assignment" shall mean the form of Assignment appearing at the end of this Warrant.

        "Closing Date" shall mean April 30, 2001.

        "Common Stock" shall mean the Common Stock, $.001 par value, of the Company as constituted on the Closing Date and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

        "Company" shall mean Prometheus Laboratories Inc., a California corporation, and any successor corporation.

        "Convertible Securities" shall mean evidences of indebtedness, shares (including, without limitation, Preferred Stock) of stock or other securities which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

        "Current Market Price" of any security as of any date herein specified shall mean the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question (or in the event that a security has been traded for less than 45 days, each of the trading days on which such security has been traded). The closing price for each day shall be (a) if such security is listed or admitted for trading on any national securities exchange, the last sale price of such security, regular way, or the average of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which such security is listed, or (b) if not reported as described in clause (a), the average of the closing bid and asked prices of such security in the over-the-counter market as shown by the National Association of Securities Dealers, Inc. Automated Quotation System, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company. If such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (a) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (b) of the preceding sentence if bid and asked prices are reported but actual transactions are not.

        "Exercise Price" shall mean the price per share of Common Stock set forth in the preamble to this Warrant, as such price may be adjusted pursuant to section 4.

        "Exercise Period" shall mean the period commencing on the Closing Date and terminating at 5:00 p.m. Boston time on April 30, 2008.

        "Fair Value" shall mean the fair value of the appropriate security, property, assets, business or entity as determined by the board of directors of the Company, provided that if, within 15 days following the receipt of the writing setting forth any such determination of Fair Value, the Required Holders of the Warrants shall notify the Company of their disagreement with such determination, then Fair Value shall be determined by an independent appraiser of recognized national standing (selected by the Company and reasonably satisfactory to the Required Holders of the Warrants). Each determination of Fair Value shall be made in accordance with generally accepted financial practice (but without any adjustment on account of any lack of liquidity, lack of control and/or restriction on transferability) and shall be set forth in writing and the Company shall, immediately following such determination, deliver a copy thereof to each holder or holders of the Warrants then outstanding. The determination of any such independent appraiser so made shall be conclusive and binding on the Company and on each such holder for purposes of the transaction giving rise to the need for such determination. The Company shall pay all of the expenses incurred in connection with any such determination, including, without limitation, the expenses of the independent appraiser engaged to make such determination, provided that if the determination of Fair Value by such independent appraiser is less than 105% of the Fair Value as initially determined by the board of directors of the Company, then the expenses of such independent appraiser shall be borne by the holders of the Warrants and/or Warrant Shares who shall have requested that such independent appraiser make such determination. If the Company shall not have selected such appraiser within 20 days after the occurrence of the event giving rise to the need therefor, then the Required Holders of the Warrants at the time outstanding may select such appraiser. Notwithstanding the foregoing, in the case of any security, if clauses (a) or (b) of the definition of Current Market Price are applicable to such security, then the Fair Value of such security shall be the Current Market Price of such security.

        "Notice of Exercise" shall mean the form of Notice of Exercise appearing at the end of this Warrant.

        "Other Securities" shall mean with reference to the exercise privilege of the holders of the Warrants, any shares (other than shares of Common Stock) and any other securities of the Company (including, without limitation, Preferred Stock) or of any other Person which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise or partial exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock (or Other Securities) pursuant to the terms of the Warrants or otherwise.

        "Securities Purchase Agreements" shall have the meaning specified in the preamble to this Warrant.

        "Series E Preferred Stock Conversion Price" shall mean the per share conversion price of the Company's Series E Preferred Stock as in effect from time to time. On the Closing Date, the Series E Preferred Stock Conversion Price is $3.37. For avoidance of doubt, following the consummation of a Qualified IPO, there shall be no adjustment pursuant to section 4 solely on account of any issue or sale of any shares of Common Stock, Stock Purchase Rights or Convertible Securities for consideration per share (determined as provided in section 4) of less than the Series E Preferred Stock Conversion Price.

        "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities, either immediately or upon the arrival of a specified date or the happening of a specified event.

        "Warrant Shares" shall mean the shares of Common Stock (and/or Other Securities) issued or issuable, as the case may be, from time to time upon exercise of the Warrants, including, without limitation, any shares of Common Stock (and/or Other Securities) issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, other reorganization or otherwise.

        "Warrants" shall have the meaning specified in the preamble to this Warrant.

        1.2.    Other Definitions.    The terms defined in this section 1.2, whenever used in this Warrant, shall, unless the context otherwise requires, have the following respective meanings:

        "this Warrant" (and similar references to any of the other Transaction Documents) shall mean, and the words "herein" (and "therein"), "hereof" (and "thereof"), "hereunder" (and "thereunder") and words of similar import shall, unless the context clearly requires otherwise, refer to, such instruments as they may from time to time be amended, modified or supplemented.

2.    Exercise of Warrant.

        2.1.    Right to Exercise; Notice.    On the terms and subject to the conditions of this section 2, the holder hereof shall have the right, at its option, to exercise this Warrant in whole or in part at any time or from time to time during the Exercise Period, all as more fully specified below.

        2.2.    Manner of Exercise; Issuance of Common Stock.    To exercise this Warrant, the holder hereof shall deliver to the Company (a) a Notice of Exercise duly executed by the holder hereof (or its attorney) specifying the number of Warrant Shares to be purchased, (b) an amount equal to the aggregate Exercise Price for all Warrant Shares as to which this Warrant is then being exercised and (c) this Warrant. At the option of the holder hereof, payment of the aggregate Exercise Price shall be made (w) by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (x) by check payable to the order of the Company, (y) by application of any Warrants, any Warrant Shares or any Notes, as provided below, or (z) by any combination of such methods.

        Upon the exercise of this Warrant in whole or in part, the holder hereof may, at its option, submit to the Company written instructions from such holder to apply any specified portion of the Warrants or the Warrant Shares issuable upon such exercise in payment of the Exercise Price required upon such exercise, in which case the Company will accept such specified portion of the Warrants or the Warrant Shares (at a value equal to the then Fair Value thereof), in lieu of a like amount of such cash payment.

        Upon the exercise of this Warrant in whole or in part by the holder of any Notes, such holder may, at its option, surrender such Notes to the Company together with written instructions from such holder to apply all or any specified principal amount of such Notes against the payment of some or all of the Exercise Price required upon such exercise, in which case the Company will accept such specified principal amount in lieu of a like amount of such cash payment. Upon any such partial application of the principal of any such Note, the Company at its expense will promptly issue and deliver to or upon the order of the holder thereof a new Note or Notes equal in aggregate principal amount to the unpaid principal amount of such surrendered Note not so applied and dated so as to result in no loss of interest. At the time of surrender of any such Note pursuant to this section 2.2, the Company will pay to the holder surrendering such Note all interest on the principal amount thereof so applied accrued to and including the date of such surrender.

        Upon receipt of the items referred to in section 2.3, the Company shall, as promptly as practicable, and in any event within five days thereafter, cause to be issued and delivered to the holder hereof (or its nominee) or the transferee designated in the Notice of Exercise, a certificate or certificates representing the number of Warrant Shares specified in the Notice of Exercise (but not exceeding the maximum number of shares issuable upon exercise of this Warrant) minus the number of Warrant Shares, if any, applied in payment of the Exercise Price. Such certificates shall be registered in the name of the holder hereof (or its nominee) or in the name of such transferee, as the case may be.

        If this Warrant is exercised in part, the Company shall, at the time of delivery of such certificate or certificates, issue and deliver to the holder hereof or the transferee so designated in the Notice of Exercise, a new Warrant evidencing the right of the holder hereof or such transferee to purchase at the Exercise Price then in effect the aggregate number of Warrant Shares for which this Warrant shall not have been exercised and this Warrant shall be cancelled.

        2.3.    Effectiveness of Exercise.    Unless otherwise requested by the holder hereof, this Warrant shall be deemed to have been exercised and such certificate or certificates representing Warrant Shares shall be deemed to have been issued, and the holder or transferee so designated in the Notice of Exercise shall be deemed to have become the holder of record of such Warrant Shares for all purposes, as of the close of business on the latest date on which the Notice of Exercise, the Exercise Price and this Warrant shall have all been received by the Company in the manner set forth in section 2.2.

        2.4.    Continued Validity.    A holder of Warrant Shares issued upon the exercise of this Warrant, in whole or in part, shall continue to be entitled to all rights to which a holder of this Warrant is entitled pursuant to the provisions of this Warrant except such rights as by their terms apply solely to the holder of a Warrant, notwithstanding that this Warrant is cancelled following such exercise. For avoidance of doubt, following the exercise of this Warrant, the holder of Warrant Shares issued upon exercise shall not be entitled to any adjustment to the number of such Warrant Shares on account of the application of the anti-dilution provisions contained in section 4 of this Warrant to any event or transaction occurring after such exercise, provided that prior to such exercise all adjustments required by the terms of such section 4 shall have been made. The Company will, at the time of any exercise of this Warrant, upon the request of the holder of the Warrant Shares issued upon the exercise hereof, acknowledge in writing, in form reasonably satisfactory to such holder, its continuing obligation to afford to such holder all rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant, including, without limitation, those set forth in sections 7.1, 7.2 and 7.3 of this Warrant; provided that if such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder all such rights.

        2.5.    Automatic Exercise on Last Day of Exercise Period.    If this Warrant shall not have been exercised in full on or before the last day of the Exercise Period, then this Warrant shall be automatically exercised, without further action on the part of the holder hereof, in full (and the holder hereof shall be deemed to be a holder of the Warrant Shares issued upon such automatic exercise) on and as of the last day of the Exercise Period, unless at any time on or before such last day of the Exercise Period the holder of this Warrant shall notify the Company in writing that no such automatic exercise is to occur. Payment of the Exercise Price due in connection with any such automatic exercise pursuant to this section 2.5 shall be made by application of Warrants (at a value equal to the then Fair Value thereof) equal to the aggregate Exercise Price which is due upon such exercise, unless at any time on or before such last day of the Exercise Period the holder of this Warrant shall notify the Company that such holder elects one of the other payment options set forth in section 2.2. As promptly as practicable following any such automatic exercise, and in any event within ten Business Days after the day that the holder of this Warrant surrenders this Warrant to the Company for cancellation, the Company shall cause to be issued and delivered to the holder hereof a certificate registered in the name of the holder hereof (unless the holder shall specifically instruct the Company otherwise) representing the Warrant Shares issued in connection with such automatic exercise of this Warrant.

3.    Registration, Transfer, Exchange and Replacement of Securities; Legends.

        3.1.    Registration, Transfer, Exchange and Replacement of Securities.    Reference is hereby made to the Securities Purchase Agreements for certain provisions relating to the registration, transfer, exchange and replacement of the Warrants and Warrant Shares.

        3.2.    Legends.    Neither this Warrant nor any Warrant Shares may be transferred or assigned unless registered under the Securities Act or unless an exemption from such registration is available. Each Warrant shall bear a legend in substantially the following form:

    "THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM."

Until the date on which a registration statement covering the Warrant Shares becomes effective under the Securities Act, each certificate evidencing Warrant Shares shall bear a legend in substantially the following form:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM."

4.    Anti-Dilution Provisions.

        4.1.    Adjustment of Number of Shares Purchasable.    Upon any adjustment of the Exercise Price as provided in section 4.2, the holder hereof shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

        4.2.    Adjustment of Exercise Price.    In addition to any adjustment required under the provisions of section 4.5 below, and except as otherwise provided in section 4.2(n) below, the Exercise Price shall be subject to adjustment from time to time as set forth in this section 4.2.

          (a)    Stock Dividends, Subdivisions and Combinations.    If and whenever the Company subsequent to the date hereof:

            (i)    declares a dividend upon, or makes any distribution in respect of, any of its capital stock payable in shares of Common Stock, or

            (ii)   subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

            (iii)  combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

  then the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and (B) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event, in each case (A) and (B), treating as outstanding all shares of Common Stock issuable upon conversion or exchange of any such Convertible Securities and exercise of any such Stock Purchase Rights.

          (b)    Issuance of Additional Shares of Common Stock.    If and whenever the Company subsequent to the date hereof but prior to the consummation of a Qualified IPO shall issue or sell any shares of Common Stock (except as otherwise provided in the last paragraph of this section 4.2(b)), for a consideration per share less than the greater of (x) the Series E Preferred Stock Conversion Price then in effect and (y) the Fair Value per share (determined, in each case, as of the date specified in the next succeeding paragraph), the Exercise Price upon each such issuance or sale shall be adjusted as of the date specified in the next succeeding paragraph to the lower of the prices calculated pursuant to the following clauses (i) and (ii) of this section 4.2(b):

            (i)    reducing the Exercise Price in the same proportion as the Series E Preferred Stock Conversion Price is (or is to be) reduced on account of such issue or sale; and

            (ii)   multiplying the Exercise Price in effect as of the date specified in the next succeeding paragraph by a fraction the numerator of which is (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Fair Value per share of Common Stock immediately prior to such issue or sale plus (2) the aggregate consideration, if any, received by the Company upon such issue or sale, divided by (B) the total number of shares of Common Stock outstanding immediately after such issue or sale, and the denominator of which is the Fair Value per share of Common Stock immediately prior to such issue or sale, it being agreed that in determining the number of shares of Common Stock outstanding it shall be assumed that all shares of Preferred Stock, all Warrants and all other options and warrants outstanding on the Closing Date shall have been converted and exercised for shares of Common Stock.

          For purposes of this section 4.2(b), the date as of which the Exercise Price shall be adjusted and the date as of which the Series E Preferred Stock Conversion Price and the Fair Value shall be determined shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such shares of Common Stock and (ii) immediately prior to the date of actual issuance of such shares of Common Stock.

          No adjustment of the Exercise Price shall be made under this section 4.2(b) upon the issuance of any shares of Common Stock which are (i) distributed to holders of Common Stock pursuant to a stock dividend or subdivision for which an adjustment shall previously have been made under section 4.2(a) or (ii) issued pursuant to the exercise of any Stock Purchase Rights or pursuant to the conversion or exchange of any Convertible Securities in each case to the extent that sections 4.2(c) or (d) applied to the issuance of such Stock Purchase Rights or Convertible Securities.

          (c)    Issuance of Stock Purchase Rights.    If and whenever the Company subsequent to the date hereof but prior to the consummation of a Qualified IPO shall issue or sell any Stock Purchase Rights and the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the greater of (x) the Series E Preferred Stock Conversion Price or (y) the Fair Value per share (determined, in each case, as of the date specified in the next succeeding paragraph), the Exercise Price upon each such issuance or sale shall be adjusted as provided in section 4.2(b) as of the date specified in the next succeeding paragraph on the basis that the maximum number of shares of Common Stock ever issuable upon exercise of such Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities following such exercise) shall be deemed to have been issued as of the date of the determination of the Series E Preferred Stock Conversion Price and the Fair Value specified in the next succeeding paragraph.

          For the purposes of this section 4.2(c), the date as of which the Exercise Price shall be adjusted and the date as of which the Fair Value shall be determined shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Stock Purchase Rights and (ii) immediately prior to the date of actual issuance of such Stock Purchase Rights.

          No adjustment of the Exercise Price shall be made under this section 4.2(c) upon the issuance of any Stock Purchase Rights to the extent that an adjustment shall previously have been made upon issuance of such Stock Purchase Rights pursuant to section 4.2(a).

          (d)    Issuance of Convertible Securities.    If and whenever the Company subsequent to the date hereof but prior to the consummation of a Qualified IPO shall issue or sell any Convertible Securities (except as otherwise provided in the last paragraph of this section 4.2(d)) and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the greater of (x) the Series E Preferred Stock Conversion Price or (y) the Fair Value per share (determined, in each case, as of the date specified in the next succeeding paragraph), the Exercise Price upon each such issuance or sale shall be adjusted as provided in section 4.2(b) as of the date specified in the next succeeding paragraph on the basis that the maximum number of shares of Common Stock ever necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the determination of the Fair Value specified in the next succeeding paragraph.

          For the purposes of this section 4.2(d), the date as of which the Exercise Price shall be adjusted and the date as of which the Series E Preferred Stock Conversion Price and the Fair Value shall be determined shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Convertible Securities and (ii) immediately prior to the date of actual issuance of such Convertible Securities.

          No adjustment of the Exercise Price shall be made under this section 4.2(d) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any Stock Purchase Rights to the extent that an adjustment shall previously have been made upon the issuance of such Stock Purchase Rights pursuant to section 4.2(a) or (c).

          (e)    Minimum Adjustment.    If any adjustment of the Exercise Price pursuant to this section 4.2 shall result in an adjustment of less than $.0001, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.0001; provided that upon any adjustment of the Exercise Price resulting from (i) the declaration of a dividend upon, or the making of any distribution in respect of, any stock of the Company payable in Common Stock, or (ii) the reclassification by subdivision, combination or otherwise, of the Common Stock into a greater or smaller number of shares, the foregoing figure of $.0001 per share (or such figure as last adjusted) shall be proportionately adjusted, and provided, further, that upon the exercise of this Warrant, the Company shall make all necessary adjustments (to the nearest .0001 of a cent) not theretofore made to the Exercise Price up to and including the date upon which this Warrant is exercised.

          (f)    Readjustment of Exercise Price.    Upon each change in (i) the consideration, if any, payable for any Stock Purchase Rights or Convertible Securities referred to in section 4.2(c) or (d), (ii) the consideration, if any, payable upon exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities or (iii) the number of shares of Common Stock issuable upon the exercise of such Stock Purchase Rights or the rate at which such Convertible Securities are convertible into or exchangeable for shares of Common Stock, the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed consideration, number of shares of Common Stock so issuable or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Exercise Price then in effect shall forthwith be increased to the Exercise Price which would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Exercise Price pursuant to this section 4.2(f) shall (i) increase the Exercise Price by an amount in excess of the adjustment originally made to the Exercise Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or (ii) require any adjustment to the amount paid or number of Warrant Shares received by any Person upon any exercise of this Warrant prior to the date upon which such readjustment to the Exercise Price shall occur.

          (g)    Reorganization, Reclassification or Recapitalization of the Company.    If and whenever subsequent to the date hereof the Company shall effect (i) any reorganization or reclassification or recapitalization of the capital stock of the Company (other than in the cases referred to in section 4.2(a)), (ii) any consolidation or merger of the Company with or into another Person, (iii) the sale, transfer or other disposition of the property, assets or business of the Company as an entirety or substantially as an entirety or (iv) any other transaction (or any other event shall occur) as a result of which holders of Common Stock become entitled to receive any shares of stock or other securities and/or property (including, without limitation, cash) with respect to or in exchange for the Common Stock, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the Warrant Shares theretofore deliverable, as appropriate) the same number of shares of stock or other securities and/or the same amount of property (including, without limitation, cash) to which the holder of the number of Warrant Shares which would otherwise have been deliverable upon the exercise of this Warrant or any portion thereof at the time would have been entitled upon such reorganization or reclassification or recapitalization of capital stock, consolidation, merger, sale, transfer, disposition or other transaction or upon the occurrence of such other event, and at the same aggregate Exercise Price.

          Prior to and as a condition of the consummation of any transaction or event described in the preceding sentence, the Company shall make equitable, written adjustments in the application of the provisions set forth herein and in the other Transaction Documents (to the extent the same are for the benefit of the holders of the Warrants and/or Warrant Shares) satisfactory to the Required Holders of the Warrants and, if applicable, Warrant Shares, so that all such provisions shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of the Warrants. Any such adjustment shall be made by and set forth in a supplemental agreement of the Company and/or the successor entity, as applicable, for the benefit of the holders of Warrants and/or Warrant Shares and in form and substance acceptable to the Required Holders of the Warrants and Warrant Shares, which agreement shall bind the Company and/or the successor entity, as applicable, and all holders of Warrants and Warrant Shares and shall be accompanied by a favorable opinion of the regular outside counsel to the Company or the successor entity, as applicable (or such other firm as is reasonably acceptable to the Required Holders of the Warrants), as to the enforceability of such agreement and as to such other matters as the Required Holders of the Warrants may reasonably request.

          (h)    Other Dilutive Events.    If any other transaction or event (other than those explicitly referred to in this section 4.2), including, without limitation, any issuance, repurchase, redemption, or other distribution in respect of any shares of stock or securities of the Company or of any other Person, including any Person referred to in section 4.2(g), shall occur as to which the other provisions of this section 4 are not strictly applicable but the failure to make any adjustment to the Exercise Price or to any of the other terms of this Warrant would not fairly protect the purchase rights and other rights represented by this Warrant in accordance with the essential intent and principles hereof, then, and as a condition to the consummation of any such transaction or event, and in each such case, the Company shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this section 4, necessary to preserve, without dilution, the rights represented by this Warrant. The certificate of any such firm of accountants shall be conclusive evidence of the correctness of any computation made under this section 4. The Company shall pay the fees and expenses of such firm of accountants in connection with any such opinion. Upon receipt of such opinion, the Company will promptly deliver a copy thereof to the holder of this Warrant and shall make the adjustments described therein.

          (i)    Determination of Consideration.    For purposes of this section 4, the consideration received or receivable by the Company for the issuance, sale or grant of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued and determined as follows:

            (i)    Cash Payment.    In the case of cash, the gross amount paid by the purchasers without deduction of any accrued interest or dividends, any reasonable expenses paid or incurred and any reasonable underwriting commissions or concessions paid or allowed by the Company in connection with such issue or sale.

            (ii)    Non-Cash Payment.    In the case of consideration other than cash, the Fair Value thereof (in any case as of the date immediately preceding the issuance, sale or grant in question).

            (iii)    Certain Allocations.    If shares of Common Stock, Stock Purchase Rights and/or Convertible Securities are issued or sold together with other securities or other assets of the Company for a consideration which covers more than one of the foregoing categories of securities and assets, the consideration received or receivable (computed as provided in clauses (i) and (ii) of this section 4.2 (i)) shall be allocable to such shares of Common Stock, Stock Purchase Rights and/or Convertible Securities as reasonably determined in good faith by the board of directors of the Company (provided such allocation is set forth in a written resolution and a certified copy thereof is furnished to the holder of this Warrant promptly (but in any event within 10 days) following its adoption).

            (iv)    Dividends in Securities.    If the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in shares of Common Stock, Convertible Securities or Stock Purchase Rights, such shares of Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

            (v)    Stock Purchase Rights and Convertible Securities.    The consideration for which each share of Common Stock shall be deemed to be issued upon the issuance or sale of any Stock Purchase Rights or Convertible Securities shall be determined by dividing (A) the total consideration, if any, received by the Company as consideration for the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, ever payable to the Company upon the exercise of such Stock Purchase Rights and/or upon the conversion or exchange of such Convertible Securities, as the case may be, but without deduction of any accrued interest or dividends, any reasonable expenses paid or incurred and any reasonable underwriting commissions or concessions paid or allowed by the Company in connection with such issue or sale; by (B) the maximum number of shares of Common Stock ever issuable upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities.

            (vi)    Merger, Consolidation or Sale of Assets.    If any shares of Common Stock, Convertible Securities or Stock Purchase Rights are issued in connection with any merger or consolidation of which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be. In the event of (A) any merger or consolidation of which the Company is not the surviving corporation or (B) the sale, transfer or other disposition of the property, assets or business of the Company as an entirety or substantially as an entirety for stock or other securities of any other Person, the Company shall be deemed to have issued the number of shares of Common Stock for stock or securities of the surviving corporation or such other Person computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the Fair Value on the date of such transaction of such stock or securities of the surviving corporation or such other Person, and if any such calculation results in adjustment of the Exercise Price, the determination of the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such merger, consolidation or sale, for the purposes of section 4.2(g), shall be made after giving effect to such adjustment of the Exercise Price.

          (j)    Record Date.    If the Company shall take a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Convertible Securities or Stock Purchase Rights or (ii) to subscribe for or purchase Common Stock, Convertible Securities or Stock Purchase Rights, then all references in this section 4 to the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, shall be deemed to be references to such record date.

          (k)    Shares Outstanding.    The number of shares of Common Stock deemed to be outstanding at any given time shall not include shares of Common Stock held by the Company or any Subsidiary of the Company.

          (l)    Maximum Exercise Price.    At no time shall the Exercise Price exceed the amount set forth in the first paragraph of the Preamble of this Warrant except as a result of an adjustment thereto pursuant to section 4.2(a)(iii) or 4.2(g).

          (m)    Application.    All subdivisions of this section 4.2 are intended to operate independently of one another. If a transaction or an event occurs that requires the application of more than one subdivision, all applicable subdivisions shall be given independent effect (but without duplication).

          (n)    No Adjustments under Certain Circumstances.    Anything herein to the contrary notwithstanding, no adjustment to the Exercise Price shall be made in the case of:

            (i)    any issuance of shares of Common Stock (or Other Securities) upon the exercise in whole or part of any Warrant;

            (ii)   any issuance of shares of Common Stock upon the conversion of any shares of the Company's Preferred Stock outstanding on the Closing Date, as specified on Schedule 5.19 to the Securities Purchase Agreements;

            (iii)  any issuance of shares of Common Stock upon conversion of options or warrants outstanding on the Closing Date as specified on Schedule 5.19 to the Securities Purchase Agreements;

            (iv)  any issuance or grant by the Company to any employees of or consultants to the Company of shares of Common Stock and/or options to purchase shares of Common Stock pursuant to the Company's stock option plans existing on the Closing Date, and the issuance of shares of Common Stock upon the exercise of such options, provided that the aggregate number of shares of Common Stock so issued and issuable shall not exceed 2,654,665 (appropriately adjusted for stock splits, stock dividends and the like) at any time (such figure constituting the sum of (x) the "New Option Pool for Dilution Calculations" of 2,100,000 shares appearing on that portion of Schedule 5.19 to the Securities Purchase Agreements entitled "Warrant Calculation Summary" plus (y) 554,665 shares), it being agreed that for purposes of this clause (iv) to the extent any such option expires or is terminated without exercise, it shall not, at any time following such expiration or termination, be deemed to have been issued;

            (v)   in addition to any issuance permitted under the foregoing clauses (i), (ii), (iii) or (iv), any issuance or grant by the Company to any employees of or consultants to the Company of shares of Common Stock and/or options to purchase shares of Common Stock pursuant to any stock option plan or similar arrangement, and the issuance of shares of Common Stock upon the exercise of such options, provided that (i) the aggregate number of shares of Common Stock so issued and issuable shall not exceed 4,846,345 (appropriately adjusted for stock splits, stock dividends and the like) at any time (such 4,846,345 shares being intended to constitute 10% of the outstanding shares of Common Stock on the Closing Date (calculated on a fully-diluted basis)) and (ii) the per share consideration paid in respect of such shares is not less than the Fair Value thereof at the time of issuance or grant, it being agreed that for purposes of this clause (v) to the extent any such option expires or is terminated without exercise, it shall not, at any time following such expiration or termination, be deemed to have been issued.

        4.3.    Dividends.    If the Company shall declare or pay any dividend or make any other distribution to the holders of its Common Stock in respect thereof (other than a dividend or distribution payable in shares of Common Stock, Convertible Securities or Stock Purchase Rights for which an adjustment is made under section 4.2), such dividend or distribution shall also be paid to the holder hereof as if this Warrant had been exercised and such holder were, at the time of any such declaration or payment, then a holder of that number of Warrant Shares to which such holder is then entitled on the exercise hereof.

        4.4.    Certificates and Notices.

          (a)    Adjustments to Exercise Price.    As promptly as practicable (but in any event not later than five days) after the occurrence of any event requiring any adjustment under this section 4 to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of this Warrant), the Company shall, at its expense, deliver to the holder of this Warrant either (i) an Officer's Certificate or (ii) a certificate signed by a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Company), setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and the number of shares of Common Stock purchasable upon exercise of this Warrant after giving effect to such adjustment. The certificate of any such firm of accountants shall be conclusive evidence of the correctness of any computation made under this section 4.

          (b)    Extraordinary Corporate Events.    If and whenever the Company subsequent to the date hereof shall propose to (i) pay any dividend to the holders of shares of Common Stock or to make any other distribution to the holders of shares of Common Stock (including, without limitation, any cash dividend), (ii) offer to the holders of shares of Common Stock rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options or (iii) effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock), (iv) engage in any reorganization or recapitalization or any consolidation or merger (other than a merger in which no distribution of securities or other property is to be made to holders of shares of Common Stock), (v) consummate any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, (vi) effect any other transaction which might require an adjustment to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of this Warrant), including, without limitation, any transaction of the kind described in section 4.2(g) or (vii) commence or effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall deliver to the holder of this Warrant an Officer's Certificate giving notice of such proposed action, specifying (A) the date on which the stock transfer books of the Company shall close, or a record shall be taken, for determining the holders of Common Stock entitled to receive such dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, other disposition, transaction, liquidation, dissolution or winding up shall take place or commence, as the case may be, and (B) the date as of which it is expected that holders of Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such Officer's Certificate shall be delivered in the case of any action covered by clause (i) or (ii) above, at least 30 days prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer, and, in any other case, at least 30 days prior to the date upon which such action takes place and 20 days prior to any record date to determine holders of Common Stock entitled to receive such securities or other property.

          (c)    Effect of Failure.    Failure to give any certificate or notice, or any defect in any certificate or notice required under this section 4.4 shall not affect the legality or validity of the adjustment of the Exercise Price or the number of Warrant Shares purchasable upon exercise of this Warrant.

        4.5.    Adjustments for Changes in Certain Data.    The Company hereby agrees that the initial aggregate number of shares of Common Stock issuable upon exercise in full of the Warrants issued on the Closing Date to the initial holders thereof was 4,466,224 shares of Common Stock, which was intended to constitute at least 9.2% of the shares of Common Stock outstanding immediately following the Closing (calculated on a fully-diluted basis as of the Closing Date assuming the conversion, exercise and exchange of all securities convertible into or exercisable or exchangeable for Common Stock, including, without limitation, the Warrants and the Company's outstanding Preferred Stock, and assuming the issue of all of the shares of Common Stock reserved for issue pursuant to (or upon exercise of options issued pursuant to) all stock bonus plans and stock option plans (or similar arrangements)). If for any reason the shares purchasable upon the exercise of the Warrants issued on the Closing Date did not constitute at least 9.2% of the shares of Common Stock outstanding as of such time (and as so calculated), the Company shall forthwith reissue each Warrant then outstanding with appropriate adjustments in the Exercise Price and in the number of shares issuable upon exercise thereof (together with an Officer's Certificate setting forth in reasonable detail the computation of such adjustments), and all such adjustments shall be reasonably satisfactory to the holders thereof.

5.    Repurchase; Registration, etc.    Reference is hereby made to the Securities Purchase Agreements and the other Transaction Documents for certain provisions relating to (a) the rights of the holders thereof to require repurchase of the Warrants and Warrant Shares under certain circumstances and (b) the rights of the holders of the Registrable Shares (as defined in the Registration Rights Agreement) to require the registration thereof under the Securities Act.

6.    Reservation of Common Stock.    The Company has reserved and will at all times reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, such number of shares of Common Stock (and/or Other Securities) equal to the number of shares of Common Stock (and/or Other Securities) issuable upon the exercise of this Warrant. All such shares of Common Stock (and/or Other Securities) shall be duly authorized and, when issued upon exercise of this Warrant in accordance with the terms hereof, will be validly issued and fully paid and nonassessable with no liability on the part of the holders thereof.

7.    Various Covenants of the Company.

        7.1.    No Impairment or Amendment.    The Company shall not by any action including, without limitation, amending its charter, by-laws or other organizational documents, any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the holder hereof against impairment. Without limiting the generality of the foregoing, the Company (a) will take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable Warrant Shares, (b) will obtain and maintain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under this Warrant, (c) will not issue any capital stock or enter into any agreement the terms of which would have the effect, directly or indirectly, of preventing the Company from honoring its obligations hereunder and (d) except in compliance with the Securities Purchase Agreements, will not amend or modify any term, condition or provision of its charter or by-laws in a manner which is, or could reasonably be expected to be, materially adverse to the interests of any holder of Warrants and/or Warrant Shares.

        So long as any Warrants or Warrant Shares are outstanding, the Company will acknowledge in writing, in form satisfactory to any holder of any such security, the continued validity of the Company's obligations hereunder.

        7.2.    Indemnification.    Without limiting the generality of any provision of the Securities Purchase Agreements or any of the other Transaction Documents, the Company shall indemnify, save and hold harmless the holder of this Warrant and the holder of any Warrant Shares from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses reasonably incurred by such holder in connection with preserving, exercising and/or enforcing any of the terms hereof.

        7.3.    Certain Expenses.    The Company shall pay all expenses in connection with, and all taxes (other than stock transfer taxes and taxes on gains and income) and other governmental charges that may be imposed in respect of, the Company's issue, sale and delivery of this Warrant and any Warrant Shares.

8.    Miscellaneous.

        8.1.    Nonwaiver.    No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the holder of this Warrant or of any Warrant Shares shall operate as a waiver of or otherwise prejudice such holder's rights, powers or remedies.

        8.2.    Amendment.    Any term, covenant, agreement or condition of the Warrants may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Required Holders of the Warrants, provided that (a) no such amendment or waiver shall change the number of Warrant Shares issuable upon the exercise of any Warrant or the manner of exercise or the amount of any payment due upon exercise without the prior written consent of the holder of such Warrant and (b) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

        8.3.    Communications.    All communications provided for herein shall be delivered, mailed or sent by facsimile transmission addressed in the manner and shall be effective as of the time specified in the Securities Purchase Agreements

        8.4.    Like Tenor.    All Warrants shall at all times be identical, except as to the preamble to each Warrant.

        8.5.    Remedies.    The Company stipulates that the remedies at law of the holder or holders of this Warrant and/or of any Warrant Shares in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. No remedy conferred in this Warrant on the holder of any Warrant or Warrant Shares is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any other agreement, document or instrument or now or hereafter existing at law or in equity or by statute or otherwise.

        8.6.    Successors and Assigns.    This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, the holder or holders of this Warrant and, as applicable, of any Warrant Shares, to the extent provided herein, and shall be enforceable by such holder or holders.

        8.7.    Governing Law.    This Warrant, including the validity hereof and the rights and obligations of the Company and of the holder hereof and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

        8.8.    Headings; Entire Agreement; Partial Invalidity, etc.    The table of contents to and headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Warrant, together with the other Transaction Documents, embodies the entire agreement and understanding between the holder hereof and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Warrant or any of the other Transaction Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as an instrument under seal by its duly authorized officer as of the date first above written.

PROMETHEUS LABORATORIES INC.
By:
(Title)

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WARRANT To Purchase Shares of Common Stock, $.001 par value, of PROMETHEUS LABORATORIES INC. April 30, 2001